EXHIBIT 99.1

ROADSHIPS HOLDINGS, INC. / CLICK EVIDENCE INC.

Contact; Roadships Holdings, Inc. Tel; +61 438158688 Cell; 3109947988
Email; mnugent@roadships.us	FOR IMMEDIATE RELEASE 18 May 2015
Contact; Click Evidence Inc. Tel; +1 520 498 0888 Cell; 520 288 1908 Email; jon@klickzie.com

ROADSHIPS ACCELERATES CLOSING OF CLICK ACQUISITION

ARIZONA – May 18, 2015 - Roadships Holdings Inc. (OTC-Pink: RDSH) today announced that the closing date for its acquisition of Click Evidence Inc. has been moved forward to May 21, 2015. The accelerated closing is due to information from Click Evidence that 100% of its shareholders have agreed to exchange their shares for common shares of Roadships under the terms and subject to the conditions set forth in the Amended and Restated Share Exchange Agreement dated May 5, 2015. The closing is now expected to result in Click Evidence Inc. becoming a wholly-owned subsidiary of Roadships.

“We are very pleased with the positive response from the Click Shareholders,” said Micheal Nugent, CEO of Roadships. “Click will bring a new and exciting dimension to Roadships that we are all eager to see realized.”

About Roadships Holdings Inc.

Roadships Holdings, Inc. (OTC-PINK: RDSH) is an emerging growth company in the short-sea and ground freight industry and technology sectors operating through its wholly-owned subsidiaries in the United States and Australia.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Roadships' reports filed with the Securities and Exchange Commission. Roadships undertakes no duty to update these forward-looking statements.